UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release dated May 16, 2008 as follows:

Cleveland-Cliffs Announces Adjustment to
Preferred Stock Conversion Rate

CLEVELAND—May 16, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced that, due to the Company’s previously announced 2-for-1 stock split, the conversion rate of its 3.25 percent redeemable cumulative convertible perpetual preferred stock will be increased to 133.0646 common shares per share of preferred stock, effective immediately after the opening of business on May 16, 2008. The new conversion rate equates to a conversion price of $7.52 per common share.

The preferred stock’s conversion rate is subject to adjustment in certain circumstances, including the payment of cash dividends to holders of Cliffs’ common stock and stock splits. As previously announced on March 11, 2008, Cliffs’ Board of Directors declared a 2-for-1 stock split. The common shares to be issued in relation to that stock split will be distributed on or about May 15, 2008, to holders of record of the common shares as of the close of business on May 1, 2008.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:
Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

May 16, 2008	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary